Filed Pursuant to Rule 424(b)(3)

Registration No. 333-236458

Registration No. 333-236458-01

Pricing Supplement No. 2021-3

Pricing Supplement

(To Prospectus dated May 5, 2021)

iCap Vault 1, LLC

$500,000,000

Demand Notes

The Demand Notes

will be Fully and Unconditionally Guaranteed by

Vault Holding 1, LLC

The floating rate of interest (the “Floating Rate”) of the Variable Denomination Floating Rate Demand Notes of iCap Vault 1, LLC, marketed and sold as “Demand Notes” (the “Notes”), (including any Notes purchased with reinvested interest) will be reset on July 1, 2021 to 2.06% (effective on July 1, 2021) for the third quarter of 2021 (July 1, 2021 through September 30, 2021). The Floating Rate is based on a rate per annum equal to the Average Savings Account Rate posted by the FDIC on June 15, 2021 (0.06%) plus 2.00%.

This reset of the Floating Rate of the Notes (including the Notes purchased with reinvested interest) is also disclosed on the website of iCap Vault 1, LLC at www.icapequity.com/vault.

The Date of this Pricing Supplement is June 21, 2021